Exhibit 4.8

READY CAPITAL CORPORATION

ARTICLES SUPPLEMENTARY

Ready Capital Corporation, a Maryland corporation (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: Under a power contained in Article VI of the charter of the Company (the “Charter”), the Board of Directors of the Company (the “Board”), by duly adopted resolutions, has reclassified and designated 30,280,000 authorized but unissued shares of Common Stock, $0.0001 par value per share (the “Common Shares”), of the Company as 7,570,000 shares of Class B-1 Common Stock, $0.0001 par value per share (the “Class B-1 Common Shares”), 7,570,000 shares of Class B-2 Common Stock, $0.0001 par value per share (the “Class B-2 Common Shares”), 7,570,000 shares of Class B-3 Common Stock, $0.0001 par value per share (the “Class B-3 Common Shares”), and 7,570,000 shares of Class B-4 Common Stock, $0.0001 par value per share (the “Class B-4 Common Shares” and, together with the Class B-1 Common Shares, the Class B-2 Common Shares and the Class B-3 Common Shares, the “Class B Common Shares”). There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary.

SECOND: Except as set forth in the immediately following sentences, (i) the Class B Common Shares shall have identical preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Common Shares and all provisions of the Charter applicable to the Common Shares, including, without limitation, the provisions of Articles VI and VII, shall apply to the Class B Common Shares, and (ii) the Class B Common Shares and the Common Shares shall rank equally, share ratably and be identical in all respects as to all matters. All of the Class B-1 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is ninety-one (91) calendar days after the date these Articles Supplementary become effective (the “Class B-1 Conversion Date”). All of the Class B-2 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is one hundred eighty-two (182) calendar days after the date these Articles Supplementary become effective (the “Class B-2 Conversion Date”). All of the Class B-3 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is two hundred seventy-three (273) calendar days after the date these Articles Supplementary become effective (the “Class B-3 Conversion Date”). All of the Class B-4 Common Shares held by each holder thereof shall, automatically and without any action on the part of the holder thereof, convert into an equal number of Common Shares as of the close of business on the first business day following the date that is three hundred sixty-five (365) calendar days after the date these Articles Supplementary become effective (the “Class B-4 Conversion Date”; each of the Class B-1 Conversion Date, the Class B-2 Conversion Date, the Class B-3 Conversion Date and the Class B-4 Conversion Date being a “Conversion Date”). Notwithstanding the foregoing, if the Board determines to establish an earlier date and time on which any conversions of any Class B Common Shares shall occur, such determination shall be set forth in a Certificate of Notice filed with the SDAT, whereupon such earlier date and time shall be the Conversion Date for the Class B Common Shares described in such Certificate of Notice. No fractional Common Shares shall be issued upon conversion of Class B Common Shares on any Conversion Date and each holder of Class B Common Shares otherwise entitled to a fractional Common Share shall be entitled to receive in lieu thereof cash in an amount equal to the product of the fraction of a Common Share multiplied by the closing trading price per Common Share on such date as reported by the national securities exchange on which the Common Shares are then listed for trading. Each unissued Class B Common Share shall automatically be reclassified as one (1) unissued Common Share as of the close of business on the first business day following the Conversion Date for such Class B Common Shares.

THIRD: A description of the Common Shares is contained in the Charter.

FOURTH: The Class B Common Shares have been reclassified and designated by the Board under the authority contained in the Charter.

FIFTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

SIXTH: These Articles Supplementary shall become effective at 9:00 a.m. Eastern Time on March 16, 2022.

SEVENTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Chief Financial Officer on this 16th day of March, 2022.

ATTEST:	READY CAPITAL CORPORATION

/s/ Andrew Ahlborn	By:	/s/ Thomas E. Capasse	(SEAL)
Name: Andrew Ahlborn	Name:	Thomas E. Capasse
Title: Chief Financial Officer	Title:	Chief Executive Officer

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